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                                                                  Exhibit T3A(3)

                          CERTIFICATE OF DESIGNATION OF
               SENIOR 13.5% CUMULATIVE REDEEMABLE PREFERRED STOCK
                                       OF
                               BDK HOLDINGS, INC.

         BDK HOLDINGS, INC. (hereinafter called the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         1.       The name of the Company is BDK HOLDINGS, INC.

         2. The certificate of incorporation of the Company authorizes the issuance of 100,000 shares of Preferred Stock, $.01 par value, and expressly vests in the Board of Directors of the Company the authority provided therein to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the powers (including voting powers, whether full, limited, or no voting powers), designations, preferences, and relative, participating, optional, or other rights of the shares of each such series, if any, and any qualifications, limitations or restrictions thereon, if any.

         3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a series of "Senior 13.5% Cumulative Redeemable Preferred Stock":

         RESOLVED, that one series of the class of authorized Preferred Stock of the Company be and hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

               SENIOR 13.5% CUMULATIVE REDEEMABLE PREFERRED STOCK
               --------------------------------------------------

         1        Designation and Amount. There is hereby designated a series of
                  ----------------------
shares of Preferred Stock consisting of 43,875 shares designated "Senior 13.5% Cumulative Redeemable Preferred Stock" (the "Senior Preferred Stock").

         2        Liquidation and Other Rights.
                  ----------------------------

                  (a)      Preference.
                           ----------

                           (i)     In the event of any liquidation, dissolution
or winding up of the Company, either voluntary or involuntary, the holders of the Senior Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock and the holders of any other stock of the Company (collectively with the Common Stock, "Junior Stock"), by reason of their ownership thereof, an amount per share equal to the Face Amount per share for each share of Senior Preferred Stock then held by

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them (such amount to be proportionately adjusted to reflect any combination, consolidation, reclassification or like adjustment to the Senior Preferred Stock), plus any accrued but unpaid dividends with respect to such shares through the date of payment (the "Liquidation Preference"). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Senior Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Senior Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. Except as set forth in this Section 2(a), holders of shares of Senior Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the Company.

                  (b)      Certain Dispositions. The merger or consolidation of
                           --------------------
the Company with or into any other corporation or entity, or the sale or conveyance of all or substantially all the assets of the Company, shall not be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section 2.

         3        Redemption.
                  ----------

                  (a)      Optional Redemption by the Company.
                           ----------------------------------

                           (i)     General. Subject to the General Corporation
                                   -------
Law of the State of Delaware (the "DGCL"), and only to the extent of and from any source of funds legally available thereunder for such payment, the Company may redeem, at its option, shares of Senior Preferred Stock, at any time in whole, or from time to time in part, on the date fixed for redemption, at a redemption price per share equal to the Liquidation Preference (the "Redemption Price").

                           (ii)    Procedure for Redemption.
                                   ------------------------

                                   (1)     In the event that fewer than all the
outstanding shares of Senior Preferred Stock are to be redeemed pursuant to
Section 3(a)(i) above, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected on a pro rata basis (with any fractional shares being rounded to the nearest 3 decimal places).

                                   (2)     In the event the Company shall redeem
shares of Senior Preferred Stock pursuant to Section 3(a)(i) above, which redemption may be contingent upon the occurrence of specified events, notice of such redemption (the "Optional Redemption Notice") shall be given by first class registered mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record on such record date as shall be fixed by the Board of Directors for determining the holders entitled to such notice, at such holder's address as the same appears on the stock register of the Company; provided, however, that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Senior Preferred Stock to be redeemed except as to the holder to whom the Company has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (1) that the redemption is

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pursuant to Section 3(a)(i) hereof; (2) the Redemption Price and the portion of the Redemption Price comprised of accrued and unpaid dividends through the date fixed for redemption; (3) the number of shares of Senior Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the pro rata number of shares to be redeemed from such holder; (4) the date fixed for redemption; (5) that the holder is to surrender to the Company, at the place or places where certificates for shares of Senior Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, such holder's certificate or certificates representing the shares of Senior Preferred Stock to be redeemed; (6) that dividends on the shares to be redeemed will cease to accrue on such date fixed for redemption unless the Company defaults in the payment of the Redemption Price; and (7) if the redemption is to be contingent upon the occurrence of specified events, the conditions upon which redemption will occur.

                                   (3)     Once an Optional Redemption Notice is
mailed, shares of Senior Preferred Stock called for redemption become redeemable on the date fixed for redemption at the Redemption Price, unless such redemption is contingent upon the occurrence of specified events, in which case the shares of Senior Preferred Stock called for redemption shall become redeemable only upon the occurrence of such events.

                                   (4)     Each holder of Senior Preferred Stock
shall surrender the certificate or certificates representing such shares of Senior Preferred Stock to the Company, duly endorsed, in the manner and at the place designated in the Optional Redemption Notice, and on the date fixed for redemption (provided all conditions to such redemption are satisfied (or waived by the Company)) the full Redemption Price for such shares shall be payable in cash, without interest, to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                                   (5)     If (i) the Optional Redemption Notice
is duly mailed as described in Section 3(a)(ii)(2) above, (ii) in the case of any such redemption that is contingent upon the occurrence of specified events, such contingencies have been satisfied (or waived by the Company), and (iii) either (x) a sum in cash sufficient to pay the Redemption Price on the shares of Senior Preferred Stock called for redemption is irrevocably deposited with a bank or trust company having a capital surplus in excess of $100,000,000 with irrevocable instructions to pay the holders of the Senior Preferred Stock (whether before or on the date fixed for redemption) or (y) the Company pays in full the Redemption Price, then, notwithstanding that any certificate for shares so called for or subject to redemption shall not have been surrendered for cancellation, (1) dividends on the shares of Senior Preferred Stock called for redemption shall cease to accumulate from and after the date fixed for redemption, (2) such shares shall no longer be deemed to be outstanding or have the status of shares of Senior Preferred Stock from and after the date fixed for redemption, (3) such shares shall no longer be transferable on the books of the Company from and after the date fixed for redemption and (4) all rights of the holders with respect to such shares as stockholders of the Company shall cease from and after the date fixed for redemption, other than the right to receive from the Company or transfer agent or other agent selected by the Company the Redemption Price, without interest.

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                  (b)      Mandatory Redemption in the Event of a Change of
                           ------------------------------------------------
Control.
-------

                           (i)     Upon a Change of Control of the Company,
subject to the DGCL, and only to the extent of and from any source of funds legally available thereunder for such payment, the Company shall redeem from each holder, in the manner provided in this Section 3(b) and on the Change of Control Redemption Date (as defined herein), in cash, all shares of Senior Preferred Stock held by such holder at a redemption price per share equal to the Liquidation Preference (the "Change of Control Redemption Price"). For purposes of this Section 3(b), the "Change of Control Redemption Date" shall be such date as shall be fixed by the Board of Directors, not less than 30 nor more than 80 days after the consummation of any Change of Control. For purposes of this
Section 3(b), "Change of Control Payment" shall mean the aggregate Change of Control Redemption Price for the redemption of all shares of Senior Preferred Stock outstanding as of the Change of Control Redemption Date.

                           (ii)    Within 15 business days after the
consummation of any Change of Control, and not less than 30 nor more than 60 days prior to the proposed Change of Control Redemption Date, the Company shall send, by first class registered mail, a notice to each holder of record of shares of Senior Preferred Stock on such record date as shall be fixed by the Board of Directors for determining the holders entitled to such notice, at such holder's address as the same appears on the stock register of the Company. Such notice (a "Change of Control Redemption Notice") shall describe the transaction or transactions constituting the Change of Control, shall state that the Company is redeeming the shares of Senior Preferred Stock held by such holder for an amount of cash per share equal to the Change of Control Redemption Price, and shall contain all instructions and materials necessary to enable such holders to tender such shares of Senior Preferred Stock to the Company for such mandatory redemption. The Change of Control Redemption Notice, which shall govern the terms of the such mandatory redemption, shall state: (1) that the Company is redeeming shares of its Senior Preferred Stock pursuant to this Section 3(b);
(2) the Change of Control Redemption Date; (3) the amount of the Change of Control Redemption Price, the Liquidation Preference per share of Senior Preferred Stock that will be in effect on the Change of Control Redemption Date and the portion of such Liquidation Preference that will be comprised of accrued and unpaid dividends through the Change of Control Redemption Date; (4) that the holder is to surrender to the Company, at the place or places where certificates for shares of Senior Preferred Stock are to be surrendered for redemption as specified in the Change of Control Redemption Notice, in the manner and at the price designated, such holder's certificate or certificates representing the shares of Senior Preferred Stock to be redeemed; and (5) that dividends on the shares of Senior Preferred Stock to be redeemed will cease to accrue on the Change of Control Redemption Date unless the Company defaults in the payment of the Change of Control Redemption Price.

                           (iii)   Each holder of Senior Preferred Stock shall
surrender the certificate or certificates representing the shares of Senior Preferred Stock to be redeemed on the Change of Control Redemption Date, to the Company, duly endorsed, in the manner and at the place designated in the Change of Control Redemption Notice. Once such certificate or certificates representing such shares have been surrendered, the full Change of Control Redemption Price for such shares as of the Change of Control Redemption Date shall be payable in cash, without interest, to the person whose name appears on such certificate or certificates as

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the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                           (iv)    If (a) the Change of Control Redemption
Notice is duly mailed as described in Section 3(b)(ii) above and (b) either (x) a sum in cash sufficient to pay the Change of Control Redemption Price on the shares of Senior Preferred Stock to be redeemed is irrevocably deposited with a bank or trust company having a capital surplus in excess of $100,000,000 with irrevocable instructions to pay the holders of the Senior Preferred Stock (whether before or on the Change of Control Redemption Date) or (y) the Company pays in full the Change of Control Redemption Price, then, notwithstanding that any certificate for shares subject to redemption shall not have been surrendered for cancellation, (1) dividends on the Senior Preferred Stock to be redeemed shall cease to accumulate from and after the Change of Control Redemption Date,
(2) such shares shall no longer be deemed to be outstanding or have the status of shares of Senior Preferred Stock from and after the Change of Control Redemption Date, (3) such shares shall no longer be transferable on the books of the Company from and after the Change of Control Redemption Date and (4) all rights of the holders with respect to such shares as stockholders of the Company shall cease from and after the Change of Control Redemption Date, other than the right to receive from the Company or transfer agent or other agent selected by the Company the Change of Control Redemption Price, without interest.

                           (v)     The Company shall comply with all of the
requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") and any other securities laws and regulations thereunder to the extent that such laws and regulations are applicable to the redemption of shares of Senior Preferred Stock pursuant to this Section 3(b). To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions hereunder relating to a redemption of shares of Senior Preferred Stock pursuant to this Section 3(b), the Company will not be deemed to have breached its obligations hereunder by virtue of complying with such laws or regulations.

                           (vi)    All redemptions of shares of Senior Preferred
Stock pursuant to this Section 3(b) shall be made from the holders of shares of Senior Preferred Stock on a pro rata basis (with any fractional shares being rounded to the nearest 3 decimal places).

                           (vii)   Limitation on Ability to Repurchase
                                   -----------------------------------

                                   (1)     If, as of the Change of Control
Redemption Date, the Company is unable to redeem all of the then outstanding shares of its Senior Preferred Stock pursuant to this Section 3(b) due to the Change of Control Payment being prohibited or restricted by applicable requirements of the DGCL, then, to the extent the Company unable to fulfill such redemption obligation as a result of the applicable requirements of the DGCL, the Company's obligation to consummate such redemption to such extent shall be delayed until such date as such prohibition or restriction is no longer applicable or in effect (the "Delayed Redemption Date"). Upon the Delayed Redemption Date, the Company shall redeem all such shares of Senior Preferred Stock not previously redeemed as a result of the application of this Section 3(b)(vii)(1)

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in accordance with the mechanics set forth in this Section 3(b) as if the
Delayed Redemption Date was the Change of Control Redemption Date.

                                   (2)     All shares of Senior Preferred Stock
not redeemed on the Change of Control Redemption Date as a result of the application of Section 3(b)(vii)(1) above shall continue to accrue dividends until the Delayed Redemption Date.

                                   (3)     If the Company's ability to redeem
all shares of Senior Preferred Stock is limited as a result of the application of Section 3(b)(vii)(1) above, the Company shall state in the Change of Control Redemption Notice: (1) the amount of the Change of Control Payment available for the redemption of Shares of Senior Preferred Stock pursuant to this Section 3(b) without the delay contemplated by Section 3(b)(vii)(1) above, (2) that the number of shares to be redeemed from each holder by the Company without delay will be determined on a pro rata basis; and (3) the pro rata number of shares to be redeemed without delay from such holder.

                           (viii)  Notwithstanding any other provision of this
Section 3(b), the Company will not be required to redeem the outstanding shares of Senior Preferred Stock (i) if a third party purchases all of the then outstanding shares of Senior Preferred Stock upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements set forth in this Certificate of Designations applicable to the Company or (ii) if, in connection with or in contemplation of any Change of Control, the Company or a third party purchases all of the then outstanding shares of Senior Preferred Stock by depositing an amount at least equal to the Change of Control Payment with a bank or trust company having a capital surplus in excess of $100,000,000 with irrevocable instructions to pay the holders of the Senior Preferred Stock (whether before or on the Change of Control Redemption Date).

                           (ix)    The mandatory redemption obligations of the
Company pursuant to this Section 3(b) may be waived, in whole or in part, by the written consent of the holders of at least 55% of the then outstanding shares of Preferred Stock.

                  (c)      Mandatory Redemption From Excess Cash.
                           -------------------------------------

                           (i)     So long as any shares of Senior Preferred
Stock are outstanding, on each Mandatory Redemption Date, subject to the DGCL, and only to the extent of and from any source of funds legally available for such payment, the Company shall redeem, on a pro rata basis (with any fractional shares being rounded to the nearest 3 decimal places), at a redemption price per share equal to the Redemption Price, that number of shares of Senior Preferred Stock equal to the quotient of (i) the Senior Preferred Stock Redemption Amount divided by (ii) the Redemption Price, with such quotient to be rounded down to the nearest whole number; provided, however, the Company shall be required to redeem shares of Senior Preferred Stock pursuant to this Section 3(c) only to the extent that the Company (i) has fully paid the aggregate outstanding principal balance of the New Notes and any accrued and unpaid interest on the New Notes, (ii) has fully paid all accrued and unpaid dividends on the Senior Preferred Stock for all periods through and including the last scheduled Dividend Payment Date occurring on or before such Mandatory Redemption Date, and
(iii) has on hand cash or cash equivalents from which to

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redeem such shares; provided, further, that the Company shall use its best efforts to cause its subsidiaries to distribute to the Company, out of funds legally available therefor, cash or cash equivalents sufficient to enable the Company to redeem shares of Senior Preferred Stock as provided in this Section 3(c), subject to applicable law and any contractual or other restrictions upon such distributions included in the Credit Facility. Nothing herein shall require the Company or any of its subsidiaries to sell or pledge any or all of their properties or assets (other than cash equivalents), to borrow money, or to dissolve or otherwise liquidate, in each case in order to enable the Company to redeem shares of Senior Preferred Stock as provided in this Section 3(c).

                           (ii)    At such times as the Company shall be
required to redeem shares of Senior Preferred Stock pursuant to this Section 3(c), a notice of such redemption (the "Mandatory Redemption Notice") shall be given by first class registered mail, postage prepaid, mailed not less than 10 nor more than 30 days prior to the Mandatory Redemption Date, to each holder of record of shares of Senior Preferred Stock on such record date as shall be fixed by the Board of Directors for determining the holders entitled to such notice, at such holder's address as the same appears on the stock register of the Company; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Senior Preferred Stock to be redeemed. Each such notice shall state: (1) that the redemption is pursuant to Section 3(c) hereof, (2) the Redemption Price and the portion of the Redemption Price comprised of accrued and unpaid dividends through the Mandatory Redemption Date; (3) the number of shares of Senior Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (4) the Mandatory Redemption Date; (5) that the holder is to surrender to the Company, at the place or places where certificates for shares of Senior Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, such holder's certificate or certificates representing the shares of Senior Preferred Stock to be redeemed; and (6) that dividends on the shares to be redeemed will cease to accrue on such Mandatory Redemption Date unless the Company defaults in the payment of the Redemption Price.

                           (iii)   Each holder of Senior Preferred Stock shall
surrender the certificate or certificates representing such holder's shares of Senior Preferred Stock to be redeemed on such Mandatory Redemption Date, to the Company, duly endorsed, in the manner and at the place designated in the Mandatory Redemption Notice. Once such certificate or certificates representing such shares have been surrendered, the full Redemption Price for such shares as of the Mandatory Redemption Date shall be payable in cash, without interest, to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                           (iv)    If (a) the Mandatory Redemption Notice is
duly mailed as described in Section 3(c)(ii) above and (b) either (x) a sum in cash sufficient to pay the Redemption Price on the shares of Senior Preferred Stock to be redeemed is irrevocably deposited with a bank or trust company having a capital surplus in excess of $100,000,000 with

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irrevocable instructions to pay the holders of the Senior Preferred Stock
(whether before or on the Mandatory Redemption Date) or (y) the Company pays in full the Redemption Price, then, notwithstanding that any certificate for shares subject to redemption shall not have been surrendered for cancellation, (1) dividends on the Senior Preferred Stock to be redeemed shall cease to accumulate from and after the Mandatory Redemption Date, (2) such shares shall no longer be deemed to be outstanding or have the status of shares of Senior Preferred Stock from and after the Mandatory Redemption Date, (3) such shares shall no longer be transferable on the books of the Company from and after the Mandatory Redemption Date and (4) all rights of the holders with respect to such shares as stockholders of the Company shall cease from and after the Mandatory Redemption Date, other than the right to receive from the Company or exchange agent or other agent selected by the Company the Redemption Price, without interest.

         4        Conversion. The holders of the Senior Preferred Stock shall
                  ----------
not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the Company.

         5        Voting Rights. Except as otherwise required under the DGCL,
                  -------------
the holders of shares of Senior Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

         6        Dividends.
                  ---------

                  (a)      Amount. The holders of shares of the Senior Preferred
                           ------
Stock shall be entitled to receive, subject to Section 6(d), out of funds legally available therefor and subject to the DGCL, cash dividends at the rate of 13.5% per annum of the Face Amount per share, and no more. Declared dividends shall be paid pro rata to the holders entitled thereto.

                  (b)      Cumulation and Time of Payment. The dividends
                           ------------------------------
indicated in Section 6(a) shall be cumulative and shall accrue from day to day, whether or not earned or declared, commencing with the date of issue of the particular shares of Senior Preferred Stock or from the most recent date through which all dividends have been paid, whichever is later. Accumulated Dividends with respect to the twelve month period ending on December 31 of each year shall be payable, subject to Section 6(d), annually on each following June 30 (each such June 30 being a "Dividend Payment Date") to holders of record of outstanding shares of Senior Preferred Stock as their names shall appear on the stock register of the Company as of June 15 of such year, with the first such Dividend Payment Date being June 30, 2003. No undeclared or unpaid dividend shall bear or accrue interest or dividends.

                  (c)      Payment of Accumulated Dividends.
                           --------------------------------

                           (i)     Accumulated Dividends not paid as of the most
recent Dividend Payment Date may be declared by the Board of Directors, and paid by the Company, on any subsequent Dividend Payment Date to the holders of record of outstanding shares of Senior Preferred Stock as their names shall appear on the stock register of the Company as of the June 15 immediately preceding such Dividend Payment Date. Holders of outstanding shares of Senior Preferred Stock shall not be entitled to receive any dividends in excess of the full cumulative dividends to which such holders are entitled as herein provided. Any payment of Accumulated Dividends pursuant to this provision shall be applied first to Accumulated Dividends relating to the earliest Dividend Payment Date for which dividends were not paid, then to the next such Dividend Payment Date, and so on, up to and including the most recent Dividend Payment Date for which dividends were not paid. No dividend shall be declared or paid upon any shares of Junior Stock (other than a dividend paid in shares of Junior Stock) unless at such time full cumulative dividends shall have been declared and paid with respect to the Senior Preferred Stock for all periods through and including the Dividend Payment Date on or immediately preceding the date of payment of any such dividend on any class of Junior Stock.

                           (ii)    On or before each Mandatory Redemption Date,
the Board of Directors shall declare, and on each Mandatory Redemption Date, and immediately prior to any redemption of shares of Senior Preferred Stock pursuant to Section 3(c) hereto, subject to the DGCL, and only to the extent of and from any source of funds legally available thereunder for such payment, the Company shall pay to holders of record of outstanding shares of Senior Preferred Stock as their names shall appear on the stock register of the Company on a record date that shall have been established by the Board at the time of declaration of such dividend, which record date shall be not more than sixty (60) days preceding the Mandatory Redemption Date, on a pro rata basis, in an aggregate amount not to exceed the Senior Preferred Stock Dividend Amount, all accrued and unpaid dividends originally payable on a Dividend Payment Date occurring on or before such Mandatory Redemption Date; provided, however, the Company shall be required to pay such accrued and unpaid dividends pursuant to this Section 6(c)(ii) only to the extent the Company (i) has fully paid the aggregate outstanding principal balance of the New Notes and any accrued and unpaid interest on the New Notes, and (ii) has on hand cash or cash equivalents from which such dividends may be paid; provided, further, that the Company shall use its best efforts to cause its subsidiaries to distribute to the Company, out of funds legally available therefor, cash or cash equivalents sufficient to enable the Company to pay dividends as provided in this Section 6(c)(ii), subject to applicable law and any contractual or other restrictions included in the Credit Facility. Nothing herein shall require the Company or any of its subsidiaries to sell or pledge any or all of their properties or assets (other than cash equivalents), to borrow money, or to dissolve or otherwise liquidate, in each case in order to enable the Company to make dividend payments as provided in this Section 6(c)(ii).

                  (d)      Limitation on Ability to Declare and Pay Dividends.
                           --------------------------------------------------

                           (i)     The Board of Directors shall declare, and the
Company shall be required to pay, on a particular Dividend Payment Date, Current Dividends only to the extent that the Company has on hand cash or cash equivalents from which to pay such Current Dividends; provided, however, that the Company shall use its best efforts to cause its subsidiaries to distribute to the Company, out of funds legally available therefor, cash or cash equivalents sufficient to enable the Company to pay such Current Dividends, subject to applicable law and any contractual or other restrictions included in the Credit Facility. Nothing herein shall require the Company or any of its subsidiaries to sell or pledge any or all of their properties or assets (other than cash equivalents), to borrow money, or to dissolve or otherwise liquidate, in each case in order to enable the Company to pay such Current Dividends.

                           (ii)    The amount of the Current Dividend that the
Board of Directors shall declare, and that the Company shall be required to pay, on a particular Dividend Payment Date shall not exceed the maximum amount which would, after giving effect to the payment thereof on a pro forma basis as if paid on such Dividend Payment Date, decrease the Company's pro forma Current Dividend Coverage Ratio for the Company's fiscal year most recently ended prior to such Dividend Payment Date, below 2.0 to 1.0. In making such determination of such maximum amount of the Current Dividend which shall be required to be paid, the Company shall first account for (and pay) the maximum amount (if any) of Current Interest to be paid on such Dividend Payment Date before determining such maximum amount of the Current Dividend which shall be required to be paid.

                           (iii)   The amount of Accumulated Dividends that the
Company shall be required to pay on a particular Dividend Payment Date shall not exceed the maximum amount which would, after giving effect to the payments thereof on a pro forma basis as if paid on such Dividend Payment Date, decrease the Company's pro forma Accumulated Dividend Coverage Ratio for the Company's fiscal year most recently ended prior to such Dividend Payment Date, below 2.0 to 1.0. In making such determination of such maximum amount of Accumulated Dividends which shall be required to be paid, the Company shall first account for (and pay) the maximum amount (if any) of Current Interest and of the Current Dividend and of the Accumulated Interest to be paid on such Dividend Payment Date, in that order, before determining such maximum amount of Accumulated Dividends which shall be required to be paid.

                  (e)      Procedure for the Payment of Dividends. All dividends
                           --------------------------------------
declared by the Board of Directors on the Senior Preferred Stock pursuant to this Section 6 shall be deemed paid by the Company once a sum in cash sufficient to pay such dividend is irrevocably deposited with the transfer agent of the Senior Preferred Stock for payment of such dividends. It is contemplated that such dividend amounts would be sent to the holders of Senior Preferred Stock by the transfer agent within 10 days of the applicable dividend payment date and in no event later than twenty days of the applicable dividend payment date).

                  (f)      Officers Certificate. The Company shall deliver to
                           --------------------
the holders of Senior Preferred Stock a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) the Current Dividend Coverage Ratio and the Accumulated Dividend Coverage Ratio for each Dividend Payment Date, and (ii) that to the best of the Company's knowledge, the financial statements of the Company and its subsidiaries used to determine each such Current Dividend Coverage Ratio and the Accumulated Dividend Coverage Ratio are true and accurate in all material respects.

         7        Restrictions on Transfer.
                  ------------------------

                  (a)      Proportional Transfers of Units. Shares of Senior
                           -------------------------------
Preferred Stock are being issued as part of units in connection with the Company's issuance of its securities in May 2002 in exchange for its 8.5% Senior Notes due February 13, 2002 (the "Exchange"). Each unit (a "Unit") initially consists of $1,000 principal amount of the New Notes, 4.0028 shares of Senior Preferred Stock and ___ shares of Exchange Common, all of which are being issued by the Company in connection with such Exchange, provided that the principal amount of New Notes or the number of shares of Senior Preferred Stock comprising a whole Unit are subject to reductions from time to time on account of mandatory and optional redemptions or other retirements of such New Notes and/or shares of Senior Preferred Stock. Fractional Units are also being issued in the Exchange. Shares of Senior Preferred Stock may not be sold, pledged, transferred or hypothecated by any holder of such shares unless such shares are being sold, pledged, transferred or hypothecated as part of (and together with other securities of the Company comprising) a Unit or fraction thereof. Fractional Units, from the time of issuance, must maintain the relative principal amount of New Notes (rounded to the nearest whole dollar), shares of Senior Preferred Stock (rounded to the nearest 3 decimal places) and shares of Exchange Common (rounded to the nearest 3 decimal places) as are contained in a whole Unit, as then constituted.

                  (b)      Legend. Each certificate representing shares of
                           ------
Senior Preferred Stock of the Company now or hereafter issued and outstanding shall be endorsed with the following legend:

                           THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE PART OF A UNIT (AS DEFINED IN THE COMPANY'S CERTIFICATE OF DESIGNATION FOR ITS SENIOR 13.5% CUMULATIVE REDEEMABLE PREFERRED STOCK) AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED WITHOUT THE SIMULTANEOUS TRANSFER TO THE SAME TRANSFERREE OF THE OTHER COMPONENTS OF SUCH UNIT (OR FRACTION THEREOF). THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AS FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE, INCLUDING ALL CERTIFICATES OF DESIGNATION INCLUDED THEREWITH. COPIES OF THE COMPANY'S CERTIFICATE OF INCORPORATION MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY, AS WELL AS FROM THE SECRETARY OF STATE OF THE STATE OF DELAWARE.

         8        No Other Rights. The shares of Senior Preferred Stock shall
                  ---------------
not have any designations, preferences or relative, participating, optional or other special rights except as expressly set forth in the Company's Certificate of Incorporation, this Certificate of Designation, or as otherwise required by law.

         9        Status of Redeemed or Purchased Stock. All shares of Senior
                  -------------------------------------
Preferred Stock redeemed, repurchased or otherwise acquired by the Company shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued, but not as shares of this Senior Preferred Stock.

         10       Definitions.
                  -----------

                  (a) "Accumulated Dividends" shall mean all dividends on the Senior Preferred Stock which are not paid on the first Dividend Payment Date after such dividends have accrued and which remain unpaid.

                  "Accumulated Dividend Coverage Ratio" on any date of determination for any period, shall be the ratio of: (x) The Company's EBITDA for the Company's fiscal year most recently ended to (y) the sum of (i) the Company's interest expense, on a consolidated basis, relating to the Credit Facility for the fiscal year referred to in clause (x) plus (ii) all Current Interest actually paid on the interest payment date preceding the date of determination plus (iii) the proposed Current Interest payment for the interest accrual period ending on the next interest payment date after such date of determination plus (iv) the amount of the Current Dividend (if any) proposed to be paid on the next Dividend Payment Date after such date of determination plus
(v) the amount of Accumulated Dividends to be paid on the next Dividend Payment Date after such date of determination plus (vi) any interest expense relating to the Company's 8.5% Senior Notes due February 13, 2002 (excluding any amortization of debt discount and expense with respect thereto) for the fiscal year referred to in clause (x).

                  (b) "Accumulated Interest" shall mean all the accrued and unpaid interest on the New Notes which is not paid on the first interest payment date when it is due, plus any unpaid interest thereon as provided for in the indenture governing the New Notes.

                  (c) "Change of Control" means the occurrence of any of the following:

                           (i)     the sale, transfer, conveyance or other
disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or any Material Subsidiary, to any Person or "person" (as such term is used in Section 13(d)(3) of the Securities Exchange Act);

                           (ii)    the adoption of a plan relating to the
liquidation or dissolution of the Company; or

                           (iii)   the consummation of any transaction or a
series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any Person or "person" (as defined above) becomes the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act), directly or indirectly, of a majority of the voting power represented by the outstanding Voting Stock of the Company or Barth & Dreyfuss of California; provided, however, that the Company's ownership of a majority of the voting power represented by the outstanding Voting Stock of Barth & Dreyfuss of California shall not be deemed a "Change of Control."

                  Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred with respect to any event that otherwise would be a "Change of Control" to the extent that such event occurs as a result of a disbursement of securities from the Disbursing Fund in connection with the settlement, court adjudication, or other resolution, of the CVC Litigation.

                  (d) "Consolidated Adjusted Net Income" means for any period, the aggregate of the Net Income of the Company and its subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

                           (i)     the Net Income (including any loss) of the
any person or entity is not a subsidiary of the Company or is accounted for by the Company by the equity method of accounting shall be included only to the extent of the amount of dividends or Distributions actually paid to the Company;

                           (ii)    the Net Income (including any loss) of the
Company acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

                           (iii)   the cumulative effect of any change in
accounting principles shall be excluded.

                  The "Net Income" of the Company shall mean the net income
(loss) of the Company, determined in accordance with GAAP, except (i) any gain (but not loss) realized upon the sale or other disposition of any capital stock of the Company or a subsidiary owned by the Company, or (ii) any gain (but not loss) realized upon the sale or other disposition of any real property or equipment of the Company which is not sold in the ordinary course of business shall be excluded from the determination of Net Income of the Company.

                  (e) "Credit Facility" means any credit facility between Barth & Dreyfuss of California and/or the Company and/or its subsidiaries, on the one hand, and an institutional lender or other Person primarily in the business of making loans, purchasing notes, or otherwise extending financial accommodations, on the other hand, providing for revolving credit loans, term loans and/or letters of credit or other borrowing facilities, as amended, restated, modified, renewed, refunded, replaced, or refinanced, with the same or a new lender or group of lenders, in whole or in part from time to time.

                  (f) "Current Dividend" shall mean a dividend on the Senior Preferred Stock which is paid on the first Dividend Payment Date after it has accrued.

                  (g) "Current Dividend Coverage Ratio" on any date of determination shall be the ratio of: (x) the Company's EBITDA for the Company's fiscal year most recently ended to (y) the sum of (i) the Company's interest expense, on a consolidated basis, relating to the Credit Facility for the fiscal year referred to in clause (x) plus (ii) all Current Interest actually paid on
                               ----
the interest payment date preceding the date of determination plus (iii) the
                                                              ----
proposed Current Interest payment for the interest accrual period ending on the date of determination plus (iv) the amount of the Current Dividend proposed to
                      ----
be paid on the next Dividend Payment Date after such date of determination plus
                                                                           ----
(v) any interest expense relating to the Company's 8.5% Senior Notes due February 13, 2002 (excluding any amortization of debt discount and expense with respect thereto) for the fiscal year referred to in clause (x).

                  (h) "Current Interest" shall mean accrued interest on the New Notes which is paid on the first interest payment date on which it is due, but shall not include any interest on Accumulated Interest.

                  (i) "CVC Litigation" means the adversary proceeding entitled Committee of Creditors Holding Unsecured Claims and Committee of
         ----------------------------------------------------------------
Creditors Holding Unsecured Claims as Estate Representative of Papercraft
-------------------------------------------------------------------------
Corporation v. Citicorp Venture Capital, Ltd (In re Papercraft Corporation),
----------------------------------------------------------------------------
Adv. No. 91-2642 and any and all appeals thereof and related proceedings.

                  (j) "Disbursing Fund" means that certain disbursing fund established, pursuant to the confirmation of a Plan of Reorganization of Papercraft Corporation (the "Papercraft Plan") by the United States Bankruptcy Court for the Western District of Pennsylvania, and pursuant to that certain Disbursing Agent Agreement dated as of February 13, 1992, as amended, to hold certain assets for the benefit of the Creditors (as defined in the Papercraft
Plan).

                  (k) "Distribution" means any distribution of cash, securities or other property.

                  (l) "EBITDA" for any period means the Consolidated Adjusted Net Income for such period, including without duplication net import income and other miscellaneous income for such period, adjusted to exclude (to the extent included in computing such Consolidated Adjusted Net Income) all (i) liabilities paid or accrued during such period by the Company or its subsidiaries for taxes based on income or earnings, (ii) all Fixed Charges for such period, (iii) with respect to any subsidiary of the Company, any management fees paid by the Company for such period, and (iv) the non-cash amortization expense (including the amortization of debt discount and expense with respect to the New Notes and the Senior Preferred Stock) and depreciation expense for such Person for such period.

                  (m) "Exchange Common" means those shares of Common Stock issued in the Exchange and any securities of the Company or its successors issued or issuable with respect to the such shares of Common Stock whether by way of conversion, exchange, dividend, or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

                  (n) "Face Amount" of each share of Senior Preferred Stock, regardless of its par value, shall be One Hundred Dollars ($100.00), as the Senior Preferred Stock is presently constituted, such amount to be proportionately adjusted to reflect any combination, consolidation, reclassification or like adjustment to the Senior Preferred Stock in accordance with the provisions of this Certificate.

                  (o) "Fixed Charges" as to the Company means, on a consolidated basis, (i) interest and, except with respect to the New Notes, amortization of debt discount and expense, (ii) that portion of rentals which is reasonably determined by the Board of Directors (as evidenced by a duly adopted resolution) as representing interest costs with respect to any lease of any property which would, in accordance with GAAP, be required to be classified and accounted for on the balance sheet of the lessor as a capital lease and (iii) dividends of the Company and its subsidiaries which are actually paid (including dividends with respect to the Senior Preferred Stock, but excluding amortization of preferred stock discount and expense with respect to the Senior Preferred Stock), during such period.

                  (p) "GAAP" means generally accepted accounting principles as in effect in the United States of America as of a date of determination.

                  (q) "Mandatory Redemption Date" means, with respect to each fiscal year of the Company, that date as shall be fixed by the Board of Directors, which shall be no more than 30 days after the completion (including without limitation delivery of a signed audit report of the Company's independent auditors) of the Company's audited consolidated financial statements (including the footnotes thereto) for the fiscal year of the Company immediately preceding such fiscal year, but in no event after June 30 of such fiscal year.

                  (r) "Material Subsidiary" means Barth & Dreyfuss of California and any other "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended.

                  (s) "New Notes" means the Company's 9% Senior Notes due 2007 issued in the Exchange.

                  (t) "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                  (u) "Senior Preferred Stock Dividend Amount" means an amount equal to (1) the Company's consolidated cash and cash equivalents balance as of each December 31, on a pro forma basis after giving effect to the payment of the aggregate outstanding principal balance of the New Notes and any accrued and unpaid interest on the New Notes as of such December 31, minus (2) the
                                                             -----
aggregate amount of all Obligations (as defined in the Credit Facility) then outstanding under the Credit Facility as of such December 31, minus (3)
                                                              -----
$5,000,000; provided, however, if the Senior Preferred Stock Dividend Amount as calculated above is a negative number, the Senior Preferred Stock Dividend Amount shall be zero (0).

                  (v) "Senior Preferred Stock Redemption Amount" means an amount equal to (1) the Company's consolidated cash and cash equivalents balance as of each December 31, on a pro forma basis after giving effect to the payment of (i) the aggregate outstanding principal balance of the New Notes and any accrued and unpaid interest on the New Notes as of such December 31 and (ii) all dividends on the Senior Preferred Stock, which had not been paid on the scheduled Mandatory Redemption Date(s) and as of such December 31 remain unpaid, minus (2) the aggregate amount of all Obligations (as defined in the Credit
-----
Facility) then outstanding under the Credit Facility as of such December 31, minus (3) $5,000,000; provided, however, if the Senior Preferred Stock
-----
Redemption Amount as calculated above is a negative number, the Senior Preferred Stock Redemption Amount shall be zero (0).

                  (w) "Voting Stock" means the capital stock or other securities of the Company or of Barth & Dreyfuss of California (as applicable) entitled to vote generally in the election of the Company's or of Barth & Dreyfuss of California's Board of Directors (as applicable).

         FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Senior 13.5% Cumulative Redeemable shares of Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Company pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Company has caused this Certificate to be signed by its duly authorized officer, the 8th day of May, 2002. The signature below shall constitute the affirmation or acknowledgment of the signatory that the instrument is the act and deed of the Company and that the facts stated herein are true.

                                   ____________________________________________
                                   Name: Warren E. Munday
                                   Title: Chairman of the Board